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                               EXHIBIT 3.07
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                     PIPELINE CONSTRUCTION AND LIMITED
                        RECOURSE FINANCING AGREEMENT




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       PIPELINE CONSTRUCTION AND LIMITED RECOURSE FINANCING AGREEMENT
      ---------------------------------------------------------------



This Agreement is made this 27th day of March, 2000.


BETWEEN:


     PROMAX ENERGY INC., an Alberta corporation having an office in the city of Calgary, Alberta (hereinafter called Promax)

                                   -and-

     BIGSTONE PROJECTS LTD., an Alberta corporation having an office in the city of Calgary, Alberta (hereinafter called Bigstone)


WHEREAS Promax is the owner of the lands attached hereto as Exhibit "A".

WHEREAS Promax and Bigstone entered into Pipeline Construction and Limited Recourse Financing Agreement dated February 14, 2000 (the "February 14 Agreement") attached hereto as Exhibit "B".

WHEREAS Promax wishes Bigstone to construct, and will purchase from Bigstone as per the terms of this Agreement, a high pressure natural gas pipeline from 6-4-25-9-W4M to 6-21-25-8-W4M, hereinafter referred to as the "Phase 1 Pipeline".

WHEREAS Promax wishes Bigstone to construct, and will purchase from Bigstone as per the terms of this Agreement, a high pressure natural gas pipeline from 10-17-24-9-W4M to 9-18-24-8-W4M, and from 9-18-24-8-W4M to 9-
19-23-8-W4M, hereinafter referred to as the "Phase 2 Pipeline".

WHEREAS Promax wishes Bigstone to construct, and will purchase from Bigstone as per the terms of this Agreement, a high pressure natural gas pipeline from 9-18-24-8-W4M to 9-13-24-8-W4M, hereinafter referred to as the "Phase 3 Pipeline".

NOW THEREFORE THE PARTIES HERETO AGREE AS FOLLOWS:


FEBRUARY 14 AGREEMENT

The February 14 Agreement is hereby cancelled and replaced with the terms of this Agreement. Bigstone upon return the One Hundred Thousand Dollar ($100,000) advance made by Promax, as per the terms of the February 14 Agreement, on or before March 31, 2000.

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DEFINITIONS

1.   AMI   Area of Mutual Interest is all the lands included on townships
     23,24 25 and 26 and ranges 7,8,9,10 and 11 all W4M comprising of 20 townships or 460,800 acres.
2.   Bigstone Pipelines   All pipelines constructed and owned by Bigstone
     as per the terms of this Agreement including those portions of the Phase 1 Pipeline, Phase 2 Pipeline, and Phase 3 Pipeline constructed.
3.   Gas Price   The average gas price received by Promax for its gas and
     the gas of others at the plant gate outlet during any particular month in Dollars per Mscf.
4.   Monthly Gas Volume   The number of Mscf that is delivered at the Plant
     Gate Outlet from the Pipeline System, by Promax and others transporting natural gas through the Pipeline System, during any particular month.
5.   Mscf   One thousand standard cubic feet of natural gas measured at 60 degrees F and 14.65 Psia.
6.   Payout   When Promax has paid for the Bigstone Pipelines as per the terms of this Agreement.
7.   Pipeline System   The Bigstone Pipelines and all other pipelines
     operated or used by Promax in the AMI.
     Plant Gate Outlet   That location, or locations, that Promax or others
     transporting natural gas through the Pipeline System delivers natural gas for sale after processing.
8.   Promax Monthly Installments   Thirty Percent (30%) of the Gas Price
     multiplied by the Monthly Gas Volume.


PHASE 1 PIPELINE

Bigstone will construct the Phase 1 Pipeline as follows:

1. A 6 5/8 inch OD, .156 inch wall, yellow jacketed X-42 steel pipeline from 6-4-25-9-W4M to 6-20-25-8-W4M, a distance of approximately 7 miles, subject to minor modifications that may be required as a result of the survey and right of way acquisition. The actual length of this section of the Phase 1 Pipeline will be determined by final survey and be hereinafter referred to as the "Phase 1-6 length" in miles.
2. A 4 1/2 inch OD, .125 inch wall, yellow jacketed X-42 steel pipeline from 6-20-25-8-W5M to 6-21-25-8-W4M, a distance of approximately 1 mile, subject to minor modifications that may be required as a result of the survey and right of way acquisition. The actual length of this section of the Phase 1 Pipeline will be determined by final survey and be hereinafter referred to as the "Phase 1-4 length" in miles.
3. The Phase 1 Pipeline will be constructed as per the general specifications attached hereto as Exhibit "C", with the exception of certain items that may conflict with general industry practices for the construction of natural gas pipelines in the area and item (3) under General.
4. Bigstone will use its best efforts to have the Phase 1 Pipeline completed by June 30, 2000.

PHASE 2 PIPELINE

Bigstone will construct the Phase 2 Pipeline as follows:

1. A 6 5/8 inch OD, .156 wall, yellow jacketed X-42 steel pipeline from 10-17-24-9-W4M to 9-18-24-8-W4M, a distance of approximately 6 miles, subject to minor modifications that may be required as a result of the survey and right of way acquisition. The actual length of this section of the Phase 2 Pipeline will be determined by final survey and be hereinafter referred to as the "Phase 2-6 length" in miles.
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2.   A 4 1/2 inch OD, .125 inch wall, yellow jacketed X-42 steel pipeline from 9-18-24-8-W4M to 9-19-23-8-W4M, a distance of approximately 5 1/2 miles, subject to minor modifications that may be required as a result of the survey and right of way acquisition. The actual length of this section of the Phase 2 Pipeline will be determined by final survey and be hereinafter referred to as the "Phase 2-4 length" in miles.

3. The Phase 2 Pipeline will be constructed as per the general specifications attached hereto as Exhibit "C", with the exception of certain items that may conflict with general industry practices for the construction of natural gas pipelines in the area and item (3) under General.

4. Bigstone will use its best efforts to have the Phase 2 Pipeline completed by July 31, 2000.

PHASE 3 PIPELINE

Bigstone will construct the Phase 3 Pipeline, subject to cancellation by Bigstone or Promax described herein, as follows:

1. A 6 5/8 inch OD, .156 inch wall, yellow jacketed X-42 steel pipeline from 9-18-24-8 to 9-13-24-8-W4M, a distance of approximately 5 1/2 miles, subject to minor modifications that may be required as a result of the survey and right of way acquisition. The actual length of the Phase 3 Pipeline will be determined by final survey and be hereinafter referred to as the "Phase 3-6 length" in miles.

2. The Phase 3 Pipeline will be constructed as per the general specifications attached hereto as Exhibit "C", with the exception of certain items that may conflict with general industry practices for the construction of natural gas pipelines in the area and item(3) under General.

3. Bigstone will use its best efforts to have the Phase 3 Pipeline completed by October 31, 2000, subject to item (1) under the heading Options.

OWNERSHIP AND CONTROL

1. Title to the Bigstone Pipelines will be held by Bigstone before Payout. However once construction is completed on the different phases of the pipelines, and those phases have been successfully tested and accepted by Promax in writing, all future costs pertaining to the completed and tested phase will be for the account of Promax. Cleanup and restoration costs on the Pipeline Right of Way will remain the responsibility of Bigstone.

2. Once a Phase of the Bigstone Pipelines has been successfully tested and accepted by Promax in writing, Promax will have control of that phase of the Bigstone Pipelines and may use it to transport its natural gas and natural gas of others. This use will continue as long as the Promax Monthly Installments are current.

PIPELINE SYSTEM PURCHASE

1. Promax will purchase the Pipeline System from Bigstone for a total price, the "Total Price", to be calculated as per the following formula:

     Total Price = $ 128,000("Phase 1-6 length" + "Phase 2-6 length" + "Phase 3-6 length")+ $ 104,000("Phase 1-4 length" + "Phase 2-4 length") + GST
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     By inserting the approximate lengths given above and assuming that all
     Phases of the Pipeline are constructed the Total Price would be Three million, Forty Four Thousand Dollars ($ 3,044,000) plus GST. It is acknowledged that actual survey values will be used for the calculation of the Total Price.

2. Promax agrees to pay the Total Price to Bigstone by way of the Promax Monthly Installments and Bigstone agrees to accept payment of the Total Price from Promax by way of the Promax Monthly Installments.

3. The Promax Monthly Installments will commence upon Phase 1 of the Bigstone Pipelines being completed, tested, accepted by Promax, and put into service.

4. Upon the sum of the Promax Monthly Installments, equaling the Total Price, title to the Bigstone Pipelines would be transferred to Promax.

5. The Promax Monthly Installments, are due within three (3) days of Promax receiving its monthly payment for sale of its portion of the Monthly Gas Volume.

6. If the Total Price is not paid in full within five (5) years of this Agreement the balance owed, being the Total Price less the sum of the Promax Monthly Installments made, becomes due and payable in full.

WELL TIE-INS AND WELLHEAD EQUIPMENT

1. The Pipeline System consists of pipelines only without connections or tie-ins thereto. Promax is responsible for all tie-ins to the Pipeline System and all wellhead equipment required for production. Bigstone will make all the required tie-ins to the Pipeline System and install all the wellhead equipment required, as directed and designed by Promax, at the rate of cost plus 15%. Equipment rates will be mutually agreed upon and will be equivalent to acceptable industry standards. Bigstone will also do the work required, if requested and directed by Promax , to reinstate the existing pipeline at the rate of cost plus 15%.

2. Promax agrees to pay Bigstone for the work described in #1 above, and any additional work requested and performed, within 30 days of invoice.

BIGSTONE ROYALTY, CONSTRUCTION, AND PARTICIPATION

1. Subsequent to Promax obtaining title to the Pipeline System, as per the terms of this Agreement, Bigstone will be paid a transportation royalty, the "Royalty". The Royalty will be paid by multiplying two
     (2) cents per Mscf by the Monthly Gas Volume and will be due and payable within three (3) days of Promax receiving its monthly payment for sale of its portion of the Monthly Gas Volume.

2. Bigstone is hereby granted the right to construct any additional pipelines for Promax, that Promax wishes to construct in the future, in the "AMI", at the rate of cost plus 15%. For this right to continue Bigstone must be competitive with other pipeline contractors in the area.

3. In consideration of these arrangements, the risk associated with financing, and upon completion of the Phase 1 Pipeline Bigstone is hereby granted a four decimal eight (4.8%) working interest in the


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     lands attached hereto as Exhibit "A", including the other associated assets that are part of the Amex Joint Venture, and the right to participate with Promax to the extent of four decimal eight percent(4.8%) in all other lands and deals acquired by Promax in the AMI that are not listed on Exhibit "A". The terms of this participation will be identical to that of the Amex Joint Venture Agreement and associated agreements that Promax had with Albreda Resources Ltd. These Amex Joint Venture and associated documents will be prepared and executed by Promax and Bigstone forthwith.

OPTIONS

1. Both Promax and Bigstone have the right to cancel the Phase 3 Pipeline prior to August 31, 2000 by notice in writing to the other party.

2. Promax has the right to purchase the Bigstone Pipelines within one year of this Agreement by paying Bigstone an amount calculated by the
     following formula: = 0.85(Total Price   Sum of Promax Monthly
     Installments paid).

3. Promax has the right to purchase the Bigstone Pipelines within two years of this Agreement by paying Bigstone an amount calculated by the
     following formula: =0.90(Total Price   Sum of Promax Monthly
     Installments paid).

     Promax has the right to purchase the Royalty from Bigstone at any time for the greater of a mutually agreed projection of three (3) years of royalty cash flow or Four Hundred Thousand Dollars ($400,000).

GENERAL

1. This agreement enures to the benefit of and is binding upon the Parties and their respective successors and permitted assigns.

2. This agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

3. The general specifications attached in Exhibit "C" were not specifically written for the construction of the Bigstone Pipelines and are attached hereto as a guide to the construction thereof. The general specifications do not override any portion of this Agreement.

4. Bigstone shall obtain and continuously carry during the work the following insurance:

     a) Workman's Compensation Insurance covering all employees engaged in the work within the statutory requirements of the Province having jurisdiction over such employees;

     b) Employees Liability Insurance with limits of not less than $1,000,000 for each accidental injury, to or death of Bigstone's employees engaged in the work, if Workman's Compensation does not exist.

     c) Automobile and Aircraft liability Insurance covering all motor vehicles and aircraft owned, operated or leased by Bigstone. Limits of liability if not less than $1,000,000 favour accidental injury to or death of one or more persons or damage to or destruction of property as result of the accident.

     d) General and Comprehensive Liability Insurance providing for a combined single limit of $2,000,000 for each occurrence or
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          accident coverage for damage due to bodily injury including death sustained by any person or persons caused by occurrence or accident arising out of contractual liability, products completed liability, coverage for non-owned motor vehicles or aircraft and coverage for sub-contractors.

     e) Builder's Risk Course of Construction Insurance to the full value of the worth of the work to include loss on damage to the machinery, materials, and supplies at the site, or in transit thereto.

5.   Operations shall be conducted by Bigstone in full compliance with:

     a) Applicable Workmen's Compensation & Occupation Heath and Safety Legislation.

     b) Indemnification of Promax from any and all claims, liabilities, actions or causes of action including damages to livestock, fences, gates, irrigation canals, ditches, wrongful acts or omissions of Bigstone employees or sub-contractors, bridges, roads, highways, negligent or defective work.

     c)   Applicable Federal, Provincial, and Local safety laws.



     d) Permits and licenses require to be issued in Bigstone's name including qualifying for and performing the work to all applicable Federal, Provincial and Local Governments.

     e) Performance of the work in a safe, efficient, workmanlike, and careful manner by qualified, skilled competent, careful, and efficient workmen.

     f) Adequate and competent supervisors including a competent Construction Superintendent.

     g) Inspected by Promax at all reasonable times and notified in time for specific tests.

     h) Acceptance by Promax in writing, written certification by Provincial Authorities with jurisdiction and evidence of proper payment of all labour and sub-contractors.

6. Arbitration - when and if a dispute arises, the parties shall seek equitable settlements between them, failing this, each party will elect an arbitrator who will together elect a third. The discussions of this group, by majority will settle all outstanding disputes.

7. All notices, requests, demands, or other communications shall be delivered by registered mail as follows:


                             PROMAX ENERGY INC.
                       Suite 200, 707 - 7th Avenue SW
                              Calgary, Alberta
                                  T2P OZ2
                            Telephone - 261 8880
                               Fax - 261 8818

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                           BIGSTONE PROJECTS LTD.
                            Box 19, Site 10, RR4
                              Calgary, Alberta
                                  T2M 4L4
                            Telephone - 547-4377
                               Fax - 547-3453


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Signed at the City of Calgary, in the Province of Alberta on the 27th day
of March, 2000.





_____________________________



_____________________________             __________________________
PROMAX ENERGY INC.                        BIGSTONE PROJECTS LTD.



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